QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3.6

AMENDMENT TO THE BY-LAWS

OF

LA QUINTA PROPERTIES, INC.
(a Delaware corporation)

(Formerly known as Meditrust Corporation)

(as amended and restated on February 27, 1998)

        Pursuant to Section 10.2 of the By-Laws of La Quinta Properties, Inc., a Delaware corporation (the "Company"), the Board of Directors of the Company has adopted and approved this Amendment to the By-Laws to be effective as of February 21, 2003, as set forth below:

        Section 9.2 of the By-Laws is hereby deleted in its entirety and amended to read as follows:

      "Section 9.2 [Intentionally Left Blank]"

        As Secretary of the Company, I hereby certify that the Board of Directors, acting by unanimous vote at a regular meeting held on the date set forth above, has approved the Amendment to the By-Laws.

Date: February 21, 2003	/s/ SANDRA K. MICHEL
Sandra K. Michel Senior Vice President, General Counsel and Secretary

QuickLinks

  Exhibit 3.6
AMENDMENT TO THE BY-LAWS OF LA QUINTA PROPERTIES, INC. (a Delaware corporation) (Formerly known as Meditrust Corporation) (as amended and restated on February 27, 1998)